EXHIBIT 99.1

CURE Pharmaceutical Reports Increase in Revenue to $7.7 Million on a Pro Forma Basis in 2020

Fiscal Year 2020 Highlights:

-	Generated dramatic growth in total and pro forma revenue
-	Released positive clinical data on its patented drug delivery technology and received new certifications at its research facility
-	Acquired and expanded consumer wellness subsidiary The Sera Labs, Inc.
-	Filed and received approval on an IND application on its drug candidate for the treatment of erectile dysfunction, further validating the Company’s core delivery platform CUREfilm®

OXNARD, Calif., April 1, 2021 -- CURE Pharmaceutical Holding Corp. (OTC: CURR), a vertically integrated drug delivery and product development company, reported its financial and operating results for the year ended Dec. 31, 2020, and provided recent operational highlights.

The Company's total revenue of $2.1 million rose 229% compared to fiscal year 2019. On a pro forma basis, which includes full year revenue generated from CURE’s wholly owned subsidiary The Sera Labs, Inc., acquired October 2, 2020, revenue totaled $7.7 million. This compared to $3.0 million in 2019 pro forma revenue.

Gross profit increased to approximately $1.0 million from approximately $0.4 million in 2019.

Operational Highlights for Fiscal Year 2020

-	Received positive results from a pharmacokinetic (PK) study examining the bioavailability of CURE’s proprietary CUREfilm® delivery system compared to soft gels;
-	Secured NSF International, cGMP certification for its 25,000 square foot manufacturing facility;
-	Filed and received FDA approval on its Investigational New Drug (IND) application for CUREfilm® Blue, an oral soluble film of sildenafil citrate (the active ingredient present in Viagra®1), designed for the treatment of erectile dysfunction (ED).
-	Acquired The Sera Labs, a trusted leader in the health, wellness, and beauty sectors, further positioning CURE as an integrated healthcare company;
-	Sera Labs announced Nicole Kidman as the Global Brand Ambassador and Strategic Partner for all its topical product lines including its anti-aging skincare brand Seratopical;
-	Together, Sera Labs and CURE launched a new consumer product line, Nutri-Strips™, leveraging CURE’s patented and advanced novel oral film strip technology to deliver nutraceuticals to consumers nationally

“We made great progress in 2020 and are now well positioned to become a fully integrated healthcare company, as propelled by the acquisition of Sera Labs,” said Rob Davidson CEO of CURE Pharmaceutical. “We have more than doubled our revenue in 2020, mostly through our wellness subsidiary Sera Labs. Meanwhile, we continue to forge ahead in our pharmaceutical research and development initiatives. These initiatives include our recently announced psychedelic and antiviral clinical programs which target high-growth, unmet need categories with leading compounds that leverage our proven drug delivery platform CUREFilm(R).

1

About CURE Pharmaceutical Holding Corp.

CURE Pharmaceutical® is the pioneering developer of CUREform™, a patented drug delivery platform that offers a number of unique immediate- and controlled-release drug delivery vehicles designed to improve drug efficacy, safety, and patient experience for a wide range of active ingredients.

As a vertically integrated company, CURE’s 25,000 square foot, FDA-registered, NSF® cGMP-certified manufacturing facility enables it to partner with pharmaceutical and wellness companies worldwide for private and white-labeled production. CURE has partnerships in the U.S., China, Mexico, Canada, Israel, and other markets in Europe.

Forward Looking Statement

Statements CURE makes in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. CURE intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and is making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include, without limitation, the ability to successfully market the partnered products, the difficulty in predicting the timing or outcome of related research and development efforts, partnered product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect CURE’s judgment as of the date of this press release. CURE disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts

Licensing Contact:

Jonathan Berlent

Chief Business Officer

CURE Pharmaceutical

Jberlent@curepharma.com

516.660.9148

Investment Contact:

investors@curepharma.com

Gary Zwetchkenbaum

Plum Tree Consulting LLC

gzplumtree@gmail.com

516.455.7662

Media Contact:

Kathryn Brown

CMW Media

cure@cmwmedia.com

858.264.6600

2